EX 10.8

NON-EMPLOYEE DIRECTOR FORM

ANTARES PHARMA, INC.

EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”), dated as of ____________, _____ (the “Date of Grant”), is delivered by Antares Pharma, Inc. (the “Company”), to _______________ (the “Grantee”).

RECITALS

The Company maintains the Antares Pharma, Inc. Equity Compensation Plan, as amended and restated (the “Plan”), which provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan.  The Board of Directors of the Company (the “Board”) has decided to grant restricted stock units to the Grantee as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.Restricted Stock Unit Grant.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee ______ restricted stock units (“Stock Units”).  Each Stock Unit shall represent the right of the Grantee to receive a share of Company common stock (“Company Stock”) on the applicable Redemption Date (as defined below).  The Grantee accepts the grant of Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan.

2.Restricted Stock Unit Account.  Stock Units represent hypothetical shares of Company Stock and not actual shares of stock.  The Company shall establish and maintain a Restricted Stock Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Stock Units granted to the Grantee.  No shares of Company Stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the account.  The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the Restricted Stock Unit account established for the Grantee.

3.Vesting of Stock Units.

(a)Service-Based Vesting.  Subject to Paragraphs 3(b) and 3(c) below, the Stock Units will vest in full on the first anniversary of the Date of Grant, provided that the Grantee continues to be employed by, or providing service to, the Employer (as defined in the Plan) from the Date of Grant through such first anniversary.

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(b)Death or Disability.  If the Grantee incurs a Disability or dies before the Stock Units are vested in accordance with Paragraph 3(a), the Stock Units will vest in full on the date of the Grantee’s Disability or death, as applicable.  For purposes of this Agreement, “Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or to last for continuous period of at least 12 months, or the Grantee being determined by the Social Security Administration to be totally disabled, in each case in accordance with the requirements of Section 409A of the Code.

(c)Forfeiture.  Except as otherwise set forth in Paragraph 3(b) above, if the Grantee ceases to be employed by, or provide service to, the Employer for any reason before the Stock Units are fully vested in accordance with this Agreement, any Stock Units that have not yet vested shall automatically terminate and be forfeited as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer.

4.Redemption.

(a)The Stock Units that become vested pursuant to Paragraph 3 above shall be redeemed by the Company on the earliest to occur of the first anniversary of the Date of Grant, the Grantee’s Disability or the Grantee’s death, as applicable (such date, the “Redemption Date”), or as soon as administratively practicable thereafter, but not later than 30 days following the Redemption Date, if the Grantee continues to be employed by, or providing service to, the Employer, from the Date of Grant to Redemption Date.  On the Redemption Date, all Stock Units that have become vested pursuant to Paragraph 3 will be redeemed and converted to an equivalent number of shares of Company Stock, and the Grantee shall receive a single sum distribution of such shares of Company Stock, which shall be issued under the Plan, subject to any deferral election made by the Grantee and permitted by the Board pursuant to Section 12 of the Plan (any such election, a “Permitted Deferral Election”).  To the extent the Grantee has made a Permitted Deferral Election, the payment terms of such Permitted Deferral Election are hereby incorporated by reference and made part hereof, and will govern the redemption of the Stock Units.

(b)All obligations of the Company under this Agreement shall be subject to the rights of the Employer (as defined in the Plan) as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of any federal, state, local or other taxes that the Employer is required to withhold with respect to the Stock Units.

(c)The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares of Company Stock, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of shares of Company Stock to Grantee pursuant to this Agreement is subject to any applicable tax and other laws or regulations of the United States or of any state having jurisdiction thereof.

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5.Change of Control.  The provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Stock Units, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

6.Grant Subject to Plan Provisions.  This Agreement is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant of, and issuance of shares of Company Stock with respect to, the Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, and (d) other requirements of applicable law.  The Board shall have the authority to interpret and construe the grant of Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder and the Grantee’s acceptance of this grant of Stock Units is the Grantee’s agreement to be bound by the interpretations and decisions of the Board with respect to this grant and the Plan.

7.No Employment or Other Rights.  This Agreement shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

8.No Stockholder Rights.  Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Stock Units, until certificates for shares have been issued upon redemption of the Stock Units.

9.Assignment and Transfers.  The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Grantee, and the Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

10.Complete Agreement.  This Agreement will become effective as of the Date of Grant.  Each executed counterpart of this Agreement will constitute an original document and, all of them, together, will constitute the same agreement.  This Agreement records the final, complete, and exclusive understanding of the parties with respect to the matters addressed herein (except for a Permitted Deferral Election), and supersedes any prior or contemporaneous agreement, representation, or understanding, whether oral or written, by either of them, relating to the matters addressed herein (other than a Permitted Deferral Election).

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11.Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.Section 409A of the Code.  Absent a Permitted Deferral Election, this Agreement is not intended to constitute or result in deferred compensation subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  However, to the extent any amount payable under this Agreement is determined to constitute deferred compensation subject to the requirements of section 409A of the Code, this Agreement shall be administered in accordance with the requirements of section 409A of the Code.  In such case, distributions made under this Agreement may only be made in a manner and upon an event permitted by section 409A of the Code  To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  Except for any Permitted Deferral Election, the Grantee shall not, directly or indirectly, designate the calendar year of redemption.  This Agreement may be amended without the consent of the Grantee in any respect deemed by the Board to be necessary in order to preserve compliance with section 409A of the Code.  All distributions pursuant to this Agreement shall be deemed as a separate payment.

13.Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

ANTARES PHARMA, INC.

By:
Name:
Title:

I hereby accept the grant of Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I acknowledge that I have received the Plan and the Plan prospectus, which are available on the Company’s internal X drive (or successor drive); provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting Human Resources at (609) 359-3020.  I hereby further agree that all of the decisions and determinations of the Board shall be final and binding.

Grantee:
Name:
Date:	________________, 20

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